FOR IMMEDIATE RELEASE                                    EXHIBIT 99.1

National Western Life Announces 2015 First Quarter Earnings

Austin, Texas, May 8, 2015 ‑ Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today first quarter 2015 consolidated net earnings of $21.3 million, or $6.03 per diluted Class A common share, compared with consolidated net earnings of $19.8 million, or $5.61 per diluted Class A common share, for the first quarter of 2014. The Company's book value per share increased to $436.35 as of March 31, 2015 from $428.01 at December 31, 2014.

Total revenues for the quarter ended March 31, 2015, declined to $147.9 million from $158.0 million in the first quarter of 2014 principally due to lower market value adjustments on purchased call options used to hedge the interest crediting mechanism on the Company's equity-index life and annuity products. Mr. Moody noted, "Generally accepted accounting principles require that we value our open option contracts at current market rates which create fluctuations in our top line revenue figures. With over 90% of our first quarter annuity sales and more than 80% of our life sales during the same time frame coming from equity-index products, we have a substantial portion of our business which we are hedging with purchased call options. Consequently, marking the open option contracts to market value each period is prone to swings. Our core insurance revenues, namely net investment income and cost of insurance and administrative fee income, showed solid growth in the first quarter."

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $20.7 million for the quarter ended March 31, 2015, or $5.85 per diluted Class A common share, compared to $18.8 million, or $5.33 per diluted Class A common share, in the same period for 2014. Mr. Moody commented on the earnings results saying, "Industry leaders readily acknowledge that the low interest rate environment presents one of the most significant current challenges for life insurers because of the potential for compression on interest rate margins. Since National Western's business is heavily weighted toward equity-index products, our exposure to pressure on interest rate spread margins is mitigated somewhat due to the interest crediting aspect of our products being shifted to indexed returns which are hedged with call options. With the challenge of managing portfolio investment yield levels relative to interest crediting rates balanced with managing the equity-index products, we are in a better position to manage to our profit targets."

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia, and the Pacific Rim. The Company has 265 employees and approximately 20,760 contracted independent agents, brokers, and consultants, and at March 31, 2015, maintained total assets of $11.5 billion, stockholders' equity of $1.6 billion, and life insurance in force of $23.1 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Revenues, excluding investment and index option gains (losses)	155,198	155,942
Realized and unrealized gains (losses) on index options	(8,287)	548
Realized gains on investments	979	1,513
Total revenues	147,890	158,003

Earnings:
Earnings from operations	20,690	18,842
Net realized gains on investments	636	984
Net earnings	21,326	19,826

Net earnings attributable to Class A shares	20,723	19,265

Basic Earnings Per Class A Share:
Earnings from operations	5.85	5.33
Net realized gains on investments	0.18	0.28
Net earnings	6.03	5.61

Basic Weighted Average Class A Shares	3,436	3,435

Diluted Earnings Per Class A Share:
Earnings from operations	5.85	5.33
Net realized gains on investments	0.18	0.28
Net earnings	6.03	5.61

Diluted Weighted Average Class A Shares	3,438	3,437

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com